Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-48108, 33-48110, 33-61792, 333-21109, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306, 333-90308, 333-125182, 333-152298, and 333-175122 on Form S-8 of our reports dated March 28, 2012, relating to the consolidated financial statements and financial statement schedule of The Men’s Wearhouse, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 28, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 28, 2012